Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

On December 15, 2017, TransMontaigne Partners L.P. (the “Partnership,” “we” or “our”) and its subsidiary, TransMontaigne Operating Company L.P., a Delaware limited partnership (“TOC”), completed the acquisition of the Martinez Terminal and Richmond Terminal (the “West Coast Terminals”) from Plains Products Terminals LLC (“Plains”), a wholly owned subsidiary of Plains All American Pipeline, L.P., pursuant to that certain Asset Purchase Agreement, dated as of November 2, 2017, by and between TOC and Plains (the “Acquisition”).

The unaudited pro forma combined statements of operations of the Partnership for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the following transactions (collectively, the “Transactions”) as if they had been consummated on January 1, 2016, the beginning of the earliest period presented:

•                  the Acquisition and the payment by the Partnership of the $275 million purchase price for the West Coast Terminals; and

•                  the execution of the First Amendment to Third Amended and Restated Senior Secured Credit Facility, which increased the commitments under the Partnership’s revolving credit facility from $600,000,000 to $850,000,000 (the “Credit Facility Amendment”).

The unaudited pro forma combined balance sheet as of September 30, 2017 gives effect to the Transactions as if they had occurred on September 30, 2017.

The pro forma adjustments are based on currently available information and assumptions that the Partnership’s management believes to be appropriate in the circumstances.  The unaudited pro forma combined financial statements include adjustments that are (1) factually supportable, (2) directly attributable to the Transactions and (3) as it relates to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the Partnership’s results following the completion of the Transactions.

Adjustments for the Transactions on an individual basis are presented in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with (i) the Partnership’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2017, and the related notes thereto, which are included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the “Quarterly Report”), (ii) the Partnership’s audited consolidated financial statements for the year ended December 31, 2016, and related notes thereto, which are included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”), (iii) the West Coast Terminals’ unaudited combined financial statements as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016, and the related notes thereto, which are included as Exhibit 99.1 to our Current Report on Form 8-K/A filed on January 31, 2018, and (iv) the West Coast Terminals’ audited combined financial statements as of and for the years ended December 31, 2016 and 2015, and the related notes thereto, which are included as Exhibit 99.1 to our Current Report on Form 8-K/A filed on January 31, 2018.

The unaudited pro forma, combined financial statements do not purport to be indicative of the results of operations or financial position that we actually would have achieved if the Transactions had been consummated on the dates indicated, nor do they project our results of operations or financial position for any future period or date.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of September 30, 2017

(amounts in thousands)

	TLP (Registrant) Historical	West Coast Terminals (Acquiree) Historical	Pro forma Adjustments	Notes	Pro forma Combined
	(a)	(b)
ASSETS
Current assets:
Cash and cash equivalents	$4,853	$—	$—		$4,853
Trade accounts receivable, net	10,303	2,708	(2,708)	(i)	10,303
Inventories	—	227	(227)	(i)	—
Due from affiliates	1,458	—	—		1,458
Other current assets	6,458	328	709	(c) (i)	7,495
Total current assets	23,072	3,263	(2,226)		24,109
Property, plant and equipment, net	426,467	227,228	30,650	(d)	684,345
Goodwill	8,485	—	14,452	(f)	22,937
Intangible assets, net	—	3,732	(119)	(e)	3,613
Investments in unconsolidated affiliates	236,706	—	—		236,706
Other assets, net	7,165	—	1,342	(g)	8,507
	$701,895	$234,223	$44,099		$980,217
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$9,073	$936	$(936)	(i)	$9,073
Accrued liabilities	18,002	1,636	(1,188)	(i)(j)	18,450
Total current liabilities	27,075	2,572	(2,124)		27,523
Other liabilities	3,411	20	200	(h)	3,631
Long-term debt	302,000	—	278,793	(g)	580,793
Total liabilities	332,436	2,592	276,869		611,947
Commitments and contingencies
Partners’ equity:
Common units	316,090	231,631	(232,770)	(j)	314,951
General partner interest	53,319	—	—		53,319
Total partners’ equity	369,409	231,631	(232,770)		368,270
	$701,895	$234,223	$44,099		$980,217

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2017
(amounts in thousands, except per unit data)

	TLP (Registrant) Historical	West Coast Terminals (Acquiree) Historical	Pro forma Adjustments	Notes	Pro forma Combined
	(a)	(b)
Revenue:
External customers	$130,442	$32,661	—		$163,103
Affiliates	5,221	—	—		5,221
Total revenue	135,663	32,661	—		168,324
Operating costs and expenses and other:
Purchases and related costs	—	(3)	3	m	—
Direct operating costs and expenses	(50,214)	(8,957)	282	(k)(m)	(58,889)
General and administrative expenses	(13,298)	(1,856)	1,614	(k)	(13,540)
Insurance expenses	(3,007)	—	—		(3,007)
Equity-based compensation expense	(2,713)	—	—		(2,713)
Depreciation and amortization	(26,379)	(3,804)	(5,281)	(d)	(35,156)
			308	(e)
Earnings from unconsolidated affiliates	6,564	—	—		6,564
Total operating costs and expenses and other	(89,047)	(14,620)	(3,074)		(106,741)
Operating income	46,616	18,041	(3,074)		61,583
Other expenses:
Interest expense	(7,333)	—	(7,491)	(I)	(14,824)
Amortization of deferred financing costs	(885)	—	(237)	(I)	(1,122)
Total other expenses	(8,218)	—	(7,728)		(15,946)
Other income:
Other income	—	34	—		34
Total other income	—	34	—		34
Net earnings	38,398	18,075	(10,803)		45,670
Less—earnings allocable to general partner interest including incentive distribution rights	(9,218)	—	—		(9,218)
Net earnings allocable to limited partners	$29,180	$18,075	$(10,803)		$36,452
Basic weighted average units	16,257	—	—		16,257
Diluted weighted average units	16,279	—	—		16,279
Net earnings per limited partner unit—basic	$1.79	$—	$—		$2.24
Net earnings per limited partner unit—diluted	$1.79	$—	$—		$2.24

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2016

(amounts in thousands, except per unit data)

	TLP (Registrant) Historical	West Coast Terminals (Acquiree) Historical	Pro forma Adjustments	Notes	Pro forma Combined
	(a)	(b)
Revenue:
External customers	$156,506	$40,681	—		$197,187
Affiliates	8,418	—	—		8,418
Total revenue	164,924	40,681	—		205,605
Operating costs and expenses and other:
Purchases and related costs	—	(170)	170	(m)	—
Direct operations costs and expenses	(68,415)	(14,850)	223	(k)(m)	(83,042)
General and administrative expenses	(14,823)	(2,761)	2,021	(k)	(15,563)
Insurance expenses	(4,081)	—	—		(4,081)
Equity-based compensation expense	(2,540)	—	—		(2,540)
Depreciation and amortization	(32,383)	(5,027)	(7,086)	(d)	(44,086)
			410	(e)
Earnings from unconsolidated affiliates	10,029	—	—		10,029
Total operating costs and expenses and other	(112,213)	(22,808)	(4,262)		(139,283)
Operating income	52,711	17,873	(4,262)		66,322
Other expenses:
Interest expense	(7,787)	—	(9,989)	(L)	(17,776)
Loss on early retirement of debt	—	—	—		—
Amortization of deferred financing costs	(818)	—	(812)	(L)	(1,630)
Total other expenses	(8,605)	—	(10,801)		(19,406)
Other income:
Other income	—	33	—		33
Total other income	—	33	—		33
Net earnings	44,106	17,906	(15,063)		46,949
Less—earnings allocable to general partner interest including incentive distribution rights	(9,340)	—	—		(9,340)
Net earnings allocable to limited partners	$34,766	$17,906	$(15,063)		$37,609
Basic weighted average units	16,210	—	—		16,210
Diluted weighted average units	16,229	—	—		16,229
Net earnings per limited partner unit—basic	$2.14	$—	$—		$2.32
Net earnings per limited partner unit—diluted	$2.14	$—	$—		$2.32

See accompanying notes to the Unaudited Pro Forma Combined Financial information

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The accompanying unaudited pro forma combined balance sheet and statements of operations are based on the historical audited statements of operations of the Partnership and the West Coast Terminals for the year ended December 31, 2016 and the historical unaudited balance sheets and statements of operations of the Partnership and West Coast Terminals as of and for the nine months ended September 30, 2017. The unaudited pro forma combined balance sheet presents the impact of the Transactions as if it they had occurred on September 30, 2017. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2017 and year ended December 31, 2016 present the impact of the Transactions as if they occurred on January 1, 2016.

The unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting.  As the acquirer for accounting purposes, the Partnership has estimated the fair value of West Coast Terminals’ assets acquired and liabilities assumed and conformed the accounting policies of West Coast Terminals to its own accounting policies. The initial accounting for the West Coast Acquisition is not complete because the evaluation necessary to assess the fair values of certain net assets acquired is still in process. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments.  Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the Partnership’s future results of operations and financial position.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated.  They also may not be useful in predicting the future financial condition and results of operations of the combined company.  The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Preliminary purchase price allocation

The Partnership has performed a preliminary valuation analysis of the fair market value of the West Coast Terminals’ assets and liabilities purchased.   The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Preliminary Purchase Price Allocation
(000’s)
Other current assets	1,037
Property, plant and equipment, net	257,878
Goodwill	14,452
Intangible assets, net	3,613
Total assets acquired	276,980
Environmental Liability	220
Total Liabilities assumed	220
Total cash consideration	276,760

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations.   The final purchase price allocation will be determined when the Partnership has completed the detailed valuations and necessary calculations.  The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.  The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as customer relationships and (3) changes to goodwill or other assets and liabilities.

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change.  The following adjustments have been reflected in the unaudited pro forma combined financial statements:

(a)         Amounts were derived from the audited consolidated financial statements included in the Annual Report, which was filed with the Securities and Exchange Commission (“SEC”) on March 14, 2017.  Interim amounts were derived from the Quarterly Report, which was filed with the SEC on November 8, 2017.

(b)         Amounts were derived from the audited combined financial statements of the West Coast Terminals for the year ended December 31, 2016 and the unaudited combined financial statements as of and for the nine months ended September 30, 2017, which are included as Exhibit 99.1 to this Current Report on Form 8-K/A.

(c)          Reflects the adjustment to fair value of other current assets as of September 30, 2017.  These assets include additive detergent and prepaid lease and permit fees.

(d)         Reflects the adjustment of $30.7 million to increase the basis in the acquired net property, plant and equipment to estimated fair value of $257.9 million.  The estimated useful lives range from five to twenty-five years and have been conformed to the Partnership useful lives.   The fair value and useful life calculations are preliminary and subject to change after the Partnership finalizes its review of the specific types, nature, age, condition and location of the West Coast Terminals property, plant and equipment.  Estimated depreciation expense presented below is higher than historical depreciation expense because the Partnership uses shorter depreciable lives and the increase in basis as compared to those presented in the West Coast Terminal Facilities historical financial statements.  The following table summarizes the changes in the estimated depreciation expense (in thousands):

	Year ended December 31, 2016	Nine Months ended September 30, 2017
Estimated depreciation expense	11,522	8,641
Historical depreciation expense	(4,436)	(3,361)
Pro forma adjustment to depreciation expense	$7,086	$5,281

(e)          Reflects the adjustment of historical intangible assets acquired by the Partnership to their estimated fair values of $3.6 million.   As part of the preliminary valuation analysis, the Partnership identified intangible assets including customer relationships.   Since all information required to perform a detailed valuation analysis of the West Coast Terminals intangible assets could not be obtained as the date of this filing, for purposes of these unaudited pro forma combined financial statements, the Partnership used the percentage allocated between goodwill and intangible assets and the useful life used on a recent transaction performed for the owner of the general partner of the Partnership. These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Partnership will calculate after completing a detailed valuation analysis.

The following table summarizes the estimated fair values of the West Coast Terminals identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Year ended December 31, 2016 Amortization Expense	Nine Months ended September 30, 2017 Amortization Expense
Customer Relationships	3,613	20	181	135
Historical amortization expense			(591)	(443)
Pro forma adjustment to amortization expense			$(401)	$(308)

(f)           Reflects the adjustment to record goodwill associated with the acquisition of $14.5 million as shown in Note 2.

(g)          Reflects an increase of $278.8 million to borrowings under our revolving credit facility and $1.3 million the incremental deferred debt issuance costs to finance the acquisition.

(h)         Represents the estimated adjustment to increase the assumed environmental obligation to a fair value of approximately $220,000, a $200,000 increase from the carrying value.

(i)             The Partnership did not purchase the working capital of the West Coast Terminals so the historical West Coast Terminals balances related to working capital were removed.

(j)            Represents the elimination of the historical equity and the net working capital of the West Coast Terminals and the transactions costs incurred after the pro forma balance sheet date in connection with the Acquisition, including legal and other fees, that are not capitalizable as part of the Acquisition. These costs are not reflected in the historical September 30, 2017 balance sheets of the Partnership and the West Coast Terminals, but are reflected in the unaudited pro forma balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by the Partnership as incurred. These amounts have not been reflected in the pro forma combined statement of operations due to their nonrecurring nature. Amounts are as follows (in thousands):

As of September 30, 2017
Historical shareholder’s equity as of September 30, 2017	(231,631)
Less: removal of net working capital	(691)
Less: transactions costs paid in connection with the acquisition post pro forma balance sheet date	(448)
Pro forma adjustment to convertible preferred equity	$(232,770)

(k)         Reflects an adjustment to remove the related party transactions with Plains included in the historical financial statements of the West Coast Terminals.   These transactions will not have a continuing impact and for that reason are excluded from the pro forma statements of operations.  The functions primarily relate to finance and accounting, legal, information technology, human resources communications, commercial/marketing services, terminal operations, engineering, environmental, regulatory compliance, health and safety.  The amounts adjusted for the year ended December 31, 2016 include $393,000 of operating expenses and $2.0 million of general and administrative expenses.  The amounts adjusted for the nine months ended September 30, 2017 include $285,000 of operating expenses and $1.6 million of general and administrative expenses.

(l)             Represents the amortization of the incremental deferred issuance costs of $1.3 million related to increasing the size of our revolving credit facility from $600 million to $850 million as of September 30, 2017 and the amortization of the new deferred debt issuance costs associated with the increase of the credit facility from $400 million to $600 million in commitments to help finance the transaction as of January 1, 2016.   Interest expense on the borrowings to fund the Acquisition was calculated using 3.57% which represents the one month LIBOR as of December 29, 2017 plus 2% spread.  Assuming market rate interest increases or decreases by 1/8%, the potential annual increase or decrease in interest expense is approximately $1.2 million for the year ended December 31, 2016 and $0.9 million for the nine months ended September 30, 2017.  Interest expense increased for the year ended December 31, 2016 and the nine months ended September 30, 2017, as follows (in thousands):

	Nine months ended September 30, 2017	Year ended December 31, 2016
Incremental interest expense on the increase in credit facility borrowings	7,491	9,889
Amortization of new debt issuance costs	237	812

(m)     Reflects the reclassification of $170,000 and $3,000 of purchases and related costs to direct operating costs and expenses for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively, to conform to the Partnership’s classification.